Exhibit 3.1(b)

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

STELLARONE CORPORATION

1.             Name.  The name of the corporation is StellarOne Corporation (the “Corporation”).

2.             Text of Amendment.  Section 1 of Article III to the Articles of Incorporation of the Corporation is hereby amended to read as follows in order to change the number of authorized shares of the Corporation’s common stock and thereby the number of authorized shares of the Corporation:

Section 1. The total number of shares of capital stock that the Corporation shall have authority to issue is 40,000,000, of which 35,000,000 shares shall be shares of common stock, par value $1.00 per share (“Common Stock”), and 5,000,000 shares shall be shares of preferred stock, no par value per share (“Preferred Stock”).

3.             Board Adoption and Shareholder Approval.  The amendment referenced in paragraph 2 of these Articles of Amendment was adopted on February 24, 2009 by the Corporation’s Board of Directors and recommended and submitted to the holders of the voting common stock of the Corporation, the only class of voting capital stock outstanding, at the Corporation’s annual meeting of shareholders called and held in accordance with the Virginia Stock Corporation Act on April 28, 2009.  As of the record date of that meeting, 22,684,505 shares of the Corporation’s voting common stock were issued and outstanding and entitled to vote.  At that meeting, 15,285,334 undisputed shares were voted in favor of the amendment, 237,596 shares abstained, and 3,042,491 shares were voted against the amendment.  This represented approval by 67.4% of the total shares of voting common stock issued and outstanding and was sufficient for approval by the Corporation’s shareholders.

4.             Effective Date.  The Certificate of Amendment to be issued as a result of the filing of these Articles shall become effective as of 9:00 a.m. on June 1, 2009.

[signature on following page]

Dated:	May 26, 2009	STELLARONE CORPORATION

		By:	/s/ Jeffrey W. Farrar
Jeffrey W. Farrar
Executive Vice President
and Chief Financial Officer